As filed with the Securities and Exchange Commission on September 26, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SECURITY CAPITAL ASSURANCE LTD
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)
One Bermudiana Road Hamilton HM 11, Bermuda (441) 292-8515
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
CT Corporation System 111 Eighth Avenue New York, New York 10011 (212) 590-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
————————— Copies to:
Michael A. Becker, Esq. Kenneth W. Orce, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)

Common Shares (par value $0.01 per share)	3,848,182	$23.385	$89,989,736	$9,628.90

Notes:
(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2) Pursuant to Rule 457(h)(1) under the Securities Act of 1933, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the registration fee have been calculated on the basis of the average high and low prices reported for the Common Shares on the New York Stock Exchange on September 20, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents have been filed by Security Capital Assurance Ltd (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) and are hereby incorporated by reference in this Registration Statement:

(1)
The Registrant’s Registration Statement on Form S-1 (File No. 333-133066) filed with the Commission on April 7, 2006 (including any amendments thereto), including the description of the Registrant’s common shares (the “Common Shares”) par value $.01 contained therein under the caption “Description of Share Capital.”

(2)	The Registrant’s Current Reports on Form 8-K, filed with Commission on August 8, 2006 and August 22, 2006.

(3)	The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2006, filed with the Commission on September 15, 2006.

All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Bye-law 26 of the Registrant’s Amended and Restated Bye-laws provides, among other things, that the Registrant will indemnify, in accordance with and to the full extent permitted by Bermuda law, its directors, officers and employees against any liability or expense actually and reasonably incurred by such director, officer or employee in respect of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Registrant), to which such director, officer or employee was or is a party or is threatened to be made a party by reason of such director, officer or employee acting in such capacity or acting in any other capacity for, or on behalf of, the Registrant. In addition, the Registrant will advance the expenses of its directors, officers and employees in defending any such act, suit or proceeding; provided that such advancement shall be subject to reimbursement by such director, officer or employee to the extent such person shall be found not to be entitled to such advancement of expenses under Bermuda law.

Bye-law 26 of the Registrant’s Amended and Restated Bye-laws also provides that none of the officers, directors or employees of the Registrant will be personally liable to the Registrant or its shareholders for any action or failure to act to the full extent that they are indemnified under the Registrant’s Amended and Restated Bye-laws.

Bye-law 27 of the Registrant’s Amended and Restated Bye-laws provides, among other things, that each of the present and future shareholders of the Registrant agrees to waive any claim or right of action that such shareholder might have, individually or in the right of the Registrant, against any of the Registrant’s directors, officers or employees for any action or failure to act in the performance of the duties of such director, officer or employee, except that such waiver does not extend to any matter as to which such director, officer or employee admits that he is guilty, or is found, by a court of competent jurisdiction in a final judgment or decree not subject to appeal, to be guilty of any fraud or dishonesty in relation to the Registrant. Such an admission or finding is not a prerequisite to a shareholder commencing or pursuing a claim.

Section 98 of the Companies Act 1981 of Bermuda provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to such company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favour or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act. Section 98 further provides that any provision, whether contained in the bye-laws of a company or in any contract or arrangement between such company and any director exempting or indemnifying him against any liability which would otherwise attach to him in respect of any fraud or dishonesty of which he may be guilty in relation to such company, shall be void.

Bye-law 26 of the Registrant’s Amended and Restated Bye-laws provides that the Registrant’s Board of Directors authorize the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by the Registrant, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Registrant’s Amended and Restated Bye-laws.

Section 98A of the Companies Act permits a Bermuda company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not such Bermuda company may otherwise indemnify such officer or director.

The Registrant may purchase directors’ and officers’ liability insurance policies. Such insurance would be available to the Registrant’s directors and officers in accordance with its terms. In addition, certain directors may be covered by directors’ and officers’ liability insurance policies purchased by their respective employers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The following exhibits are filed as part of this Registration Statement:

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT
4.1	Specimen Common Share Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1, File No. 333-133066, filed by the Registrant with the Commission)
5.1*	Opinion of Conyers Dill & Pearman
10.1
Form of Security Capital Assurance Ltd 2006 Long-Term Incentive and Share Award Plan (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1, File No. 333-133066, filed by the Registrant with the Commission)

10.2
Form of Security Capital Assurance Ltd Restricted Share Agreement (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1, File No. 333-133066, filed by the Registrant with the Commission)

10.3
Form of Security Capital Assurance Ltd Stock Option Agreement (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1, File No. 333-133066, filed by the Registrant with the Commission)

23.1*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Powers of Attorney (included as part of the signature pages)

* Filed herewith.

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1993; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement to the extent that such information required to be included by clauses (i) or (ii) is not contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that for the purposes of determining any liability under the Securities Act of 1993, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(5) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant had been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton and Country of Bermuda, on September 26, 2006.

Security Capital Assurance Ltd By: /s/ Paul S. Giordano Name: Paul S. Giordano Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS THAT each person whose signature appears below does hereby constitute and appoint each of Michael P. Esposito, Jr. and Kirstin R. Gould as his or her true and lawful attorney-in-fact and agent and in his name, place, and stead, and in any and all capacities, to sign his or her name to the Registration Statement of Security Capital Assurance Ltd, a Bermuda company, on Form S-8 under the Securities Act of 1933, as amended, and to any and all amendments or supplements thereto (including any post-effective amendments) under the Securities Act of 1933, as amended), with all exhibits thereto and other documents in connection therewith and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully and to all intents and purposes as the undersigned could do if personally present, and the undersigned hereby ratifies and confirms all that said attorney shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Paul S. Giordano Name: Paul S. Giordano	President, Chief Executive Officer and Director (Principal Executive Officer)	September 26, 2006
/s/ David Shea Name: David Shea	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 26, 2006
/s/ Michael P. Esposito, Jr. Name: Michael P. Esposito, Jr.	Chairman of the Board of Directors	September 26, 2006
/s/ E. Grant Gibbons Name: E. Grant Gibbons	Director	September 26, 2006
/s/ Bruce G. Hannon Name: Bruce G. Hannon	Director	September 26, 2006

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/s/ Mary R. Hennessy Name: Mary R. Hennessy	Director	September 26, 2006
/s/ Robert M. Lichten Name: Robert M. Lichten	Director	September 26, 2006
/s/ Brian M. O’Hara Name: Brian M. O’Hara	Director	September 26, 2006
/s/ Coleman D. Ross Name: Coleman D. Ross	Director	September 26, 2006
/s/ Alan Z. Senter Name: Alan Z. Senter	Director	September 26, 2006

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